Exhibit 10.39

Termination of Management Board Member’s Service Agreement

Between

Diebold Nixdorf AG, Heinz-Nixdorf-Ring 1, 33106 Paderborn, represented by the supervisory board, in turn represented by its chairman, Dr. Alexander Dibelius

- hereinafter referred to as “Company” -

and

Mr. Eckard Heidloff, Thorenknick 55a, 33100 Paderborn

- the Company and Mr. Heidloff hereinafter jointly referred to as the “Parties” and individually as a “Party”

The Supervisory Board of the Company has reached an agreement with Mr. Heidloff as chairman of the Management Board (Vorstand) to terminate his appointment as member of the Management Board and as chairman of the Management Board of the Company effective March 31, 2017, as well as to terminate the service agreement between the Company and Mr. Heidloff dated September 21, 2010 in the form of the amendment dated August 16, 2016 (hereinafter “Anstellungsvertrag”), effective March 31, 2017.

In this regard, the Parties have signed the agreement concerning the termination of Mr. Heidloff’s membership in the Management Board attached to this agreement as Annex 1.

With respect to the termination of the service agreement and the modalities of the termination of Mr. Heidloff’s employment the Company and Mr. Heidloff agree to the following:

§ 1
Termination of the employment agreement

The service agreement will be terminated by mutual consent effective March 31, 2017 (hereinafter “Termination Date”).

§ 2
Remuneration

Up to the Termination Date, Mr. Heidloff will receive the contractual monthly fixed remuneration, as well as the other monthly fringe benefits.

§ 3
Variable Remuneration

For the business year 2016/2017, Mr. Heidloff receives the contractual short-term variable remuneration (Management Bonus) which will be granted pro rata temporis and based on a 100 % achievement of all relevant targets. The Management Bonus (in the amount of EUR 350,000) shall be payable upon Termination Date. The claim arises upon signing of this agreement and therefore is heritable.

§ 4
Severance Payment/ Stock Options

Mr. Heidloff receives a severance payment in the amount of EUR 4,310,810 in accordance with sec. 9 para 5 d) of the service agreement, payable on Termination Date. The claim to the severance payment is heritable effective as of the signing of this agreement.

The stock options granted to Mr. Heidloff do not lapse because of his withdrawal. In fact he can exercise the stock options allocated to him as long-term variable remuneration in accordance to sec. 4 para 1 and para 5 of the service agreement from the years 2013, 2014, 2015 and 2016 under the terms of the Wincor Nixdorf Stock Option Plan (SOP) respectively in the years 2017, 2018, 2019 and 2020.The pro rata long-term variable remuneration for the business year 2016/2017 will be fulfilled by a lump sum severance payment of EUR 350,000 payable on the Termination Date and is arisen upon signing of this agreement and therefore is heritable.

If employees of the Company receive an offer to convert their stock options, Mr. Heidloff as well will receive such offer.

§ 5
Travel Expenses and Advance Payments
Up to the Termination Date of the service agreement, Mr. Heidloff’s travel expenses are to be reimbursed and payed out by the Company after verification.

Any travel or other advance payments, if any, will be offset against other payments to be made by the Company. To the extent this does not occur, Mr. Heidloff has to pay back the advance payments. Corresponding repayment claims shall become due immediately.

§ 6
Vacation
The Parties agree that all vacation entitlements of Mr. Heidloff has been fulfilled on Termination Date.

§ 7
Company Pension Scheme
Mr. Heidloff’s existing entitlements to benefits under the company pension scheme remain preserved, subject to the conditions of the Act to Improve Occupational Pensions (Gesetz zur Verbesserung der betrieblichen Altersversorgung, BetrAVG). The annual contribution to Mr. Heidloff’s pension scheme for the business year 2016/2017 will be paid pro rata temporis amounting to EUR 63,041. After the termination of his employment agreement, the Company will provide Mr. Heidloff a written information about the balance of his pension account in accordance with sec. 4a para. 1 BetrAVG.

The Company has entered into a “GENERATIONprivate”-contract with Canada Life in favor of Mr. Heidloff (policy-no. 6168385K dated 31.12.2004).This contract has been duly fulfilled by the Company by payment of the contributions during the period from 2004 to 2009. As of October 01, 2024, Mr. Heidloff will be paid the pension payments/ capital payments based on this contract. For this purpose, Mr. Heidloff will directly get in contact with Canada Life. In case of Mr. Heidloff’s death, the contractual authorized beneficiary will receive the payments.

§ 8
Mandates, Functions, Offices

Mr. Heidloff shall resign from all mandates, functions and offices in companies associated with the Company according to sec. 15 et seq. German Stock Corporation Act (Aktiengesetz), as soon as possible, but in no event later than three months after the Termination Date. The Company procures that the termination of those mandates, functions and offices will be registered and, if necessary, published in the relevant official registers, where required.

§ 9
Trade and Business Secrets; Confidentiality

Mr. Heidloff shall keep confidential all internal procedures, which he gained knowledge of, especially trade and business secrets, even after leaving the Company. Furthermore, Mr. Heidloff will maintain confidentiality about the contents of this agreement. This does not apply, if he is legally obliged to provide information or if providing of information to the competent authorities is necessary because of fiscal or social security law reasons, or to protect entitlements in a court of law, or if the information is necessary for legal counselling.

§ 10
Business and Work Documents as well as Work Equipment
At the latest on the Termination Date, Mr. Heidloff will return all objects, data carriers, materials, business and work documents, as well as copies, if any, which relate to the business operation of the Company or associated companies and have been given to him by the Company or third parties.
Any right to withhold (Zurückbehaltungsrecht) shall be excluded.

§ 11
Company car

At the latest on the Termination Date, Mr. Heidloff will return his company car and all accessories to the leasing company. Until then, Mr. Heidloff is allowed to use the company car at unchanged terms and conditions.

§ 12
Reference (Certificate)
At his request, the Company will provide Mr. Heidloff with a favorable and qualified certificate without undue delay. The reference will be signed by the chairman of the Supervisory Board.

§ 13
Insurances

The insurances concluded by the Company in favor of Mr. Heidloff respective his relatives in accordance with sec. 7 of the employment agreement will be terminated upon Termination Date. Differing from the foregoing, the Company commits itself, to maintain the protection of the of the existing or a – in scope and amount – comparable D&O Insurance for a 10 year period after the Termination Date, which comprises Mr. Heidloff’s entire activity for the Company.

§ 14
Communication

A statement regarding Mr. Heidloff’s withdrawal from the Company’s services will be published in the company and to the public. This statement is attached to this contract as Annex 2. The Company will ensure, that the Diebold Nixdorf Inc. will communicate the withdrawal of Mr. Heidloff in the same way. The Company will ensure that no differing statements are made by the Company.

§ 15
Settlement Clause

To the knowledge of the Supervisory Board there is no indication regarding a breach of duty by Mr. Heidloff. Furthermore, the Supervisory Board does not know about any other reasons why the discharge for the business year 2016/2017 would have to be refused. If legally permissible, the Supervisory Board will propose the granting of the discharge to the general meeting.
The Parties agree, that as far as legally permissible, by fulfillment of this agreement all mutual claims resolution from the service agreement (irrespective of their nature but subject to discharge being granted) as well as claims potentially arising due to the termination, shall be deemed finally satisfied and settled. Especially claims for the continuation of the service agreement can no longer be asserted.

§ 16
Information, Inspection Rights

Mr. Heidloff agrees to be available to provide information to the Company also after the Termination Date and to support the company in a possible lawsuit, in particular in a possible “Spruchverfahren”, against reimbursement of reasonable expenses.

The Company will allow Mr. Heidloff the inspection of documents and, if necessary, provide copies even after the Termination Date for the purpose of protection of his legitimate interests and for the purpose of defense against claims, which are asserted against him regarding his activity as a member of the Management Board.

§ 17
Information

Mr. Heidloff confirms that he was given sufficient time to reconsider this agreement before signing and that he understands its content.

§ 18
Severability Clause

Should individual terms of this agreement be ineffective or lose their effectiveness due to later circumstances or should a loophole emerge in this agreement, the legal effectiveness of the other provisions is not affected. The invalid contractual provision shall be replaced or the loophole filled by mutual agreement by the Parties of an appropriate provision which comes as close as possible to what the Parties would have agreed, had they considered the point. Amendments and supplements to this agreement shall only made in writing only. This does not apply to individual agreements, which are entered into by the Parties after the conclusion of this agreement.

Paderborn, February 15, 2017	Paderborn, February 16, 2017

/s/ Alexander Dibelius	/s/ Eckard Heidloff
Chairman of the Supervisory Board	Eckard Heidloff
of Diebold Nixdorf AG

Annex 1

Agreement regarding the Termination of the Management Board Appointment

Between

Diebold Nixdorf AG, Heinz-Nixdorf-Ring 1, 33106 Paderborn, represented by the supervisory board, in turn represented by its chairman Dr. Alexander Dibelius

- hereinafter referred to as “Company” -

and

Mr. Eckard Heidloff, Thorenknick 55a, 33100 Paderborn

Mr. Heidloff’s appointment as Member of the Management Board, as well as his appointment as Chairman of the Management Board of Diebold Nixdorf AG, registered with the Commercial Register (Handelsregister) of the local court of Paderborn (Amtsgericht Paderborn), under HRB 3507, is terminated by mutual agreement effective March 31, 2017.

Paderborn, February 15, 2017	Paderborn, February 16, 2017

/s/ Alexander Dibelius	/s/ Eckard Heidloff
Chairman of the Supervisory Board	Eckard Heidloff
of Diebold Nixdorf AG

Annex 2
Public disclosure of an inside information according to Article 17 para. 1 of the Regulation (EU) No 596/2014 on market abuse (market abuse regulation – MAR)
Diebold Nixdorf Aktiengesellschaft: Changes in composition of Management Board (Vorstand) and Supervisory Board (Aufsichtsrat)
Paderborn, 16 February 2017
Following the legal prerequisites for the registration of the domination and profit and loss transfer agreement having been fulfilled and the agreement been registered on 14 February 2017, the Chairman of the Management Board of Diebold Nixdorf AG, Eckard Heidloff (60), today agreed with the Supervisory Board to discontinue his engagement with the company effective as of 31 March 2017. Half a year after the business combination with the US corporation Diebold, Heidloff thereby also resigns from his position as President of the new business Diebold Nixdorf.

“Eckard Heidloff has promoted the transition of his company in a leading position through many periods of changes. He can look back to an extraordinary successful record of his work. On behalf of the Supervisory Board, I express to him my special thanks and my high appreciation of the work performed”, emphasised the Chairman of the Supervisory Board of Diebold Nixdorf AG, Dr. Alexander Dibelius.

As Heidloff’s successor the Supervisory Board of Diebold Nixdorf AG has appointed the former Deputy Chairman of the Management Board and Chief Financial Officer Dr. Jürgen Wunram (58). “Jürgen Wunram is the ideal successor and deeply familiar with all matters of the business operations”, Alexander Dibelius continued.

“With the effectiveness of the domination and profit and loss transfer agreement, another crucial step was taken towards the combination to a new strong undertaking in our industry. It is a very good occasion for transferring my responsibilities to Jürgen Wunram”, explained Eckard Heidloff. Jürgen Wunram is working for Diebold Nixdorf AG since 2007 and has substantially contributed to the shaping of the company during this time. In the combined undertaking Diebold Nixdorf, Jürgen Wunram will join the CEO, Andy Mattes, as the second operationally responsible executive in the Board of Directors of Diebold Nixdorf Inc.

Successor of Jürgen Wunram as chief financial officer will be Christopher Chapman, who will take this role in addition to his office as CFO of Diebold Nixdorf Inc. with effect as of 1 April 2017 and who will, for this purpose, resign as a member of the Supervisory Board. Rainer Pfeil, currently Senior Vice President Human Resources of Diebold Nixdorf AG, will be Heidloff’s successor in his capacity as Labour Director, effective 1 April 2017. Alan Kerr and Stefan Merz, who were appointed to the Management Board with effect of 1 October 2016, will resign from their respective positions with effect as of 31 March 2017. In light of this and together with Mr. Heyden and Dr. Näher the Management Board will, in future, consist of five members. The company will propose to the competent local court to appoint Stefan Merz (responsible for strategic development at Diebold Nixdorf Inc.) as successor of Christopher Chapman as member of the Supervisory Board of Diebold Nixdorf AG.

Responsible person: Andreas Bruck
Diebold Nixdorf Aktiengesellschaft
Vice President Corporate Communications/Leiter Unternehmenskommunikation

Heinz-Nixdorf-Ring 1
33106 Paderborn Deutschland / Germany Tel. +49 5251 693 5200
Fax +49 5251 693 77 5200
Email: andreas.bruck@dieboldnixdorf.com